Exhibit 99.1

NEWS RELEASE

RLI Corp.

9025 N. Lindbergh Dr.  |  Peoria, IL 61615-1499

Phone: 309-692-1000  |  Fax: 309-692-1068

www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron_Jacoby@rlicorp.com

RLI announces $100 million stock repurchase plan, declares dividend

PEORIA, ILLINOIS, February 10, 2006, RLI Corp. (NYSE:RLI) – The RLI board of directors has authorized a new stock repurchase program for up to $100,000,000 of RLI common stock. The company expects the shares to be purchased at prevailing market prices during the next 12 to 18 months in open market or private transactions, in accordance with applicable laws and regulations. The repurchases may be commenced or suspended from time to time without prior notice. Based on the closing stock price of RLI common stock on February 9, 2006, the authorized repurchase would represent approximately 8 percent of the 25.6 million outstanding shares. This program replaces an existing share repurchase program, last utilized in 2001.

“This repurchase program represents our continued confidence in the value of our company,” said RLI President & CEO Jonathan E. Michael. “As a result of strong earnings growth over the last few years, our financial position has never been stronger. We remain optimistic about our prospects to continue to grow earnings over the long run, but the fact is, we have grown book value faster than our ability to put it to use.”

In other action, the RLI board of directors has declared a first quarter cash dividend of $0.17 per share, the same amount as the prior quarter. The dividend, which is payable on April 14, 2006, to shareholders of record as of March 31, 2006, will take RLI’s cumulative return to shareholders to more than $117 million through 119 consecutive dividend payments.

The company’s dividend yield would be 1.3 percent based on the $0.68 indicated annual dividend and yesterday’s closing stock price of $50.65.

Over the last five years, the company’s quarterly dividend has grown by an average of 17.8 percent per year, and 12.6 percent per year over the last decade. RLI has paid and increased dividends in each of the last 30 years. Mergent’s Dividend Achievers ranks RLI 171st among 11,000 U.S. public companies for 10-year average dividend growth rate. Inaddition, Standard & Poor’s has awarded RLI its Dividend Aristocrat distinction, held by companies in the S&P indices that have increased dividend payments for each of the past 25 years.

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This press release includes “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) reflecting RLI’s expectations regarding future events. These statements are subject to certain risks and uncertainties that may cause actual results to differ from our expectations including, without limitation, factors that affect the company’s share price, its decision as to whether to purchase any shares under the share repurchase program and general market conditions.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 23 office locations. The company’s talented associates have delivered underwriting profits in 25 of the last 29 years, including the last 10. RLI’s insurance subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company – are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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